Exhibit 99.1

DREAMS ANNOUNCES STOCK BUY-BACK PLAN

Board Approves up to $1,000,000

PLANTATION, FL. February 8, 2008. Dreams, Inc. (AMEX:DRJ), a vertically integrated leader in the licensed sports products industry, today announced that its Board of Directors has authorized the repurchase of up to $1,000,000 of the Company’s common stock as and when market prices make repurchases advantageous.

The repurchase program is effective immediately and will allow the Company to repurchase its shares in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors. Purchases may be commenced, suspended, or discontinued at any time.

The repurchase program will be funded using the Company’s working capital. As of February 7, 2008, Dreams, Inc. has approximately 37,500,000 shares of common stock outstanding. Consequently, the Company will retire all shares that it purchases to authorized and un-issued stock, increasing the percentage ownership of all existing shareholders.

“We regularly analyze various companies’ valuations to determine whether or not they are appealing acquisition targets for Dreams. We strongly believe that at the current market valuations of our own firm, Dreams, Inc. stock becomes our wisest investment. This has been our motivation in seeking Board approval for this plan, said Ross Tannenbaum, Dreams’ President & CEO.

“While we compete for the attention of the investment community with thousands of publicly traded companies, we are confident that the substantial growth this Company has achieved-averaging 38% growth a year for the past four years and generating profits on an annual basis for the last three-will resonate with investors and be reflected in our stock’s value,” concluded Tannenbaum.

DREAMS, INC. trades under the ticker symbol: AMEX:DRJ

www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.

David M. Greene

Senior Vice-President of Finance &

Strategic Planning

Dreams, Inc. (AMEX:DRJ)

Two South University Drive, suite 325

Plantation, FL 33324

p. 954-377-0002

f. 954-475-8785

www.dreamscorp.com

www.orangebowlstadium.com